Health Benefits Direct Closes a $5 Million Private Placement
Announces Changes to Senior Management Team
Radnor, PA — March 31, 2008 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT), a leading technology innovator in the direct marketing and distribution of a wide range of health and life insurance and related products for individuals and families, today announced it has closed on a private placement of common stock and warrants to a group of accredited investors led by The Co-Investment Fund II, L.P., which raised aggregate gross proceeds of $5 million. The Company plans to use the net proceeds from the private placement for working capital purposes.
In connection with such private placement, Health Benefits Direct has issued 6.25 million shares of common stock, as well as five-year warrants to purchase 6.25 million shares of its common stock at an initial exercise price of $0.80 per share. The common stock and warrants were offered in “units”, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock and being sold at a price per unit of $0.80. Health Benefits Direct may sell up to an additional 1 million units within 30 days. The Co-Investment Fund II, L.P. has a right of first refusal to purchase these additional units.
In conjunction with the financing transaction, Health Benefits also announced the following changes to its senior management team, effective April 1, 2008:
•	Alvin H. Clemens, the Company’s current Chairman and Chief Executive Officer, will resign as Chief Executive Officer and will become Co-Chairman of the Board of Directors.
•	Donald R. Caldwell, Chairman and Chief Executive Officer of Cross Atlantic Capital Partners Inc., is appointed as a member and Co-Chairman of our Board of Directors and will serve as Chairman of the Audit Committee. Caldwell is a Certified Public Accountant with significant executive and financial experience, and sits on the boards of several publicly traded companies.
•	C. Richard Arenschield will become interim-CEO of the Company. Arenschield was formerly the Founder and President of New Horizon Consulting Group, a boutique management consulting firm specializing in enhancing operating performance.
•	Edmond J. Walters, Chief Executive Officer of eMoney Advisor, a wealth planning and management solutions provider for financial advisors, will join the Company’s Board of Directors. Walters has over 20 years experience in the financial services industry.
Alvin Clemens, current Chairman and CEO, said, “Today’s announcement is a definitive step in the right direction for the Company — from both a strategic and financial perspective. Securing this additional capital will not only allow us to continue to execute on our strategic growth initiatives, but provides us with a partner that has a sincere interest in helping us take the organization to the next level. We look forward to having Donald, Richard and Edmond join our executive team and believe the added perspective they bring to the organization will help us establish a solid foundation for long-term success.
“Our business model is positioned to capitalize on the retail insurance revolution through our multi-channel sales process and industry leading technology platforms. Consumers have a broader choice of services, including our online portal and tele-agent call center, and through traditional agents that utilize our revolutionary field agent sales platform, Insurinttm. Insurance Carriers and Third Party Administrators can also capitalize on the growing individual market by utilizing InsPro by Atiam, a Health Benefits subsidiary, a comprehensive internet-based insurance marketing and administration software system,” concluded Mr. Clemens.
Donald Caldwell, the newly appointed Co-Chairman, said, “The work that Al and his team have done provides the platform needed to fully capitalize on the rapidly growing individual health insurance market. We are strong believers in the future prospects of the Company, and by working closely with the senior management team, we believe there is significant opportunity to further leverage Health Benefits’ innovative and proprietary technology solutions.”
The shares of common stock, warrants to purchase common stock and the common stock underlying the warrants have not been registered under the Securities Act of 1933, as amended, or the securities law of any jurisdiction, and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. Health Benefits Direct expects to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock to be issued and the resale of the shares of common stock to be issued upon the exercise of the warrants to be issued.
This release does not, and shall not, constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Health Benefits Direct Corporation
Health Benefits Direct Corporation is a technologically innovative contact center based insurance agency that operates an interactive online marketplace enabling consumers to shop for, compare, and apply for health and life insurance and related products for individuals and families. Its streamlined Quick-to-Call sales platform, supported by proprietary online technology, dialing applications and tele-application voice signature process, promotes efficiency for consumers purchasing and carriers underwriting insurance products. Through its subsidiary, Insurint Corporation, Health Benefits Direct provides a proprietary, professional-grade, web-based agent quote engine portal that aggregates accurate real-time quotes from multiple highly rated carriers of health and life insurance and related products. Insurint’s user-friendly platform enables agents to view and share with proposed insureds detailed comparisons of multiple products, policy brochures and other useful information instantly, resulting in highly competitive application processing platform for agents and consumers. Through its subsidiary, Atiam Technologies, Health Benefits Direct offers the InsPro system, an internet-based marketing and administration system used by Insurance carriers and Third Party Administrators. www.healthbenefitsdirect.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the company’s business strategy, organic growth plan, the expansion and development of its interactive online insurance agency and its plans to file a registration statement with the Securities and Exchange Commission. Moreover, Health Benefits Direct cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in Health

Benefits Direct’s reports filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Health Benefits Direct undertakes no obligation to update publicly any forward-looking statement.
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Contact:
Lenny Santiago
The Piacente Group
212-481-2050
Lenny@tpg-ir.com